EXHIBIT 10.1
COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS
The table below provides information regarding the 2005 cash bonus, 2006 annual base salary and 2006 target cash bonus of each named executive officer of Genitope Corporation.

Named Executive Officer*	2005 Cash Bonus	2006 Annual Base	2006 Target Cash
		Salary	Bonus**
Dan W. Denney, Jr. Chief Executive Officer	$102,724	$478,000	50%
John M. Vuko Vice President, Finance and Chief Financial Officer	$58,408	$300,000	40%
Mike Buckley Vice President, Manufacturing	$41,768	$242,000	30%
Bonnie Charpentier Vice President, Regulatory Affairs	$28,512	$244,000	30%
Claude Miller Vice President, Quality	$42,912	$250,000	30%

*	Genitope Corporation’s Chief Executive Officer and four most highly compensated executive officers for fiscal 2005 other than the Chief Executive Officer who were serving as executive officers as of December 31, 2005

**	Percentage of each named executive officer’s 2006 annual base salary